Exhibit (c)(viii)

Discussion Materials

Pricing

Immediately prior to Roche's offer, Genentech's stock price traded up to $82.50, slightly above short-term and historical averages

Last Five Years Stock Price


Price ($)
Volume (000s)
All-time high
$100.20
$110
$100
$90
$80
$70
$60
$50
$40
$30
40
35
30
25
20
15
10
5
0
Jul-03
Jul-04
Jul-05
Jul-06
Jul-07
Jul-08

Average Stock Price

Year	Share Price
1 Week	$79.28
1 Month	$76.60
3 Month	$72.84
6 Month	$74.09
YTD[6]	$73.61
2007	$78.18
2006	$82.15
2005	$76.13
2004	$51.56
2003	$31.63

- Roche believes its $89 per share offer is full and fair. The offer was derived based on an analysis of the following metrics:
  - Relevant premiums paid in precedent squeeze-out transactions due to Roche's position as majority shareholder
  - Relative trading levels of comparable public companies
  - Wall Street analyst price targets
  - Discounted cash flow values based on Genentech's business plan and including projected synergies
- Specifically, Roche's $89 per share offer provides full and fair value to minority Genentech shareholders as per the following metrics:
  - Transaction is not a change of control, as Roche controls 55.9% of the outstanding shares, and has a contractual option to hold a majority of the Board. Therefore, the offer does not need to provide a change of control level premium to Genentech selling shareholders
  - In line with squeeze-out transaction premiums paid in precedent deals[1]
    - Premiums – Comparable transaction set contemplates median premiums of 12.4%, 15.2%, and 16.9% for the 1 day, week and month preceding the offer announcement, respectively[1]
    - Roche's offer implies 1 day, week and month premiums of 8.8%, 18.1%, and 19.0%, respectively
  - Implies valuation multiples of 15.7x 2009E EBITDA and 23.1x 2009E net income, which are meaningfully higher than all but two of the Company's publicly traded peers[2]
    - Core comparable[3] set exhibits median multiples of 9.3x 2009E EBITDA and 15.8x 2009E net income
    - High-multiple comparable company Celgene is projected to exhibit a 36.8% long-term growth rate[4], has 2009E EBITDA and net income margins in excess of Genentech and trades at 25.1x 2009E EBITDA and 30.0x 2009E net income
      - Additionally, comparable company Gilead is projected to exhibit a 24.7% long-term growth rate[4], has margins well in excess of Genentech and trades at 16.2x 2009E EBITDA and 22.1x 2009E net income
      - Genentech is projected to exhibit a 19.2% long-term growth rate[4], implying a 2008E PEG of 1.4x at $89.00 per share
  - Exceeds Genentech 52-week intraday high price of $82.50[5] and offers shareholders a price last seen on 1/23/07 (545 days prior to offer)
  - Exceeds Wall Street research analyst consensus price target of $84.89

Source: FactSet
(1) Includes all completed and pending deals with deal values greater than $1 billion since 2003 in which the acquiror owned more than 50% of the outstanding shares prior to the transaction and sought 25-50% of the outstanding shares through the acquisition. Excludes 8 squeeze-outs effectuated as part of a broader change of control transaction
(2) Publicly traded peers include Amgen, Biogen, Celgene, Cephalon, Genzyme and Gilead
(3) Core comparable publicly traded peers include Amgen, Biogen and Cephalon
(4) Long-term growth rate represents 3-5 year EPS compounded annual growth rate as forecasted by analysts and compiled by IBES
(5) As of 7/18/2008
(6) YTD represents the average stock price from 1/1/2008 to 7/18/2008

Greenhill

2

Importantly, Roche’s $89 per share offer provides a premium to Genentech’s intrinsic value (per its LRP), as well as compensates selling shareholders with a share of the expected synergies Discussion Materials Discounted Cash Flow Analysis Genentech Long Range Business Plan In June 2008, Roche received Genentech’s long range business plan (“LRP”) as part of its normal inter-company planning process f Specifically, the plan included projections from the December 2007 Genentech Board approved LRP for 2009-2018, with updates made to reflect the results for Avastin mBC (e.g., favorable news on Avastin BC and AVADO results) and Lupus news (e.g., decrease in Rituxan for MS and Lupus failures) f The LRP included risk-adjusted sales information for all products For purposes of this valuation, Roche made no adjustments to Genentech’s LRP f Roche would suggest a downward adjustment in the projected international royalty income, given their views of the market A DCF of the LRP suggests a valuation range of $72.79 – $80.39 per share(1), and implies 2009E EBITDA and P/E multiples of 12.7x – 14.1x and 18.8x –20.7x, respectively(2) Additionally, valuation of Roche’s publicly disclosed annual synergy estimate of $750 — $850 million, leads to an additional $5.43 — $6.16 per share in value(3) (1) Based on net debt of $2,030 million and a fully diluted share count of 1,073.5 million shares, as of 7/18/2008. DCF assumes a 9.0% WACC, mid-year convention discount methodology, 35.0% tax rate and a 2.0-3.0% range of perpetuity growth rates (2) Based on IBES 2009E EBITDA and Net Income estimates of $5,990.6 million and $4,160.9 million as of 7/18/2008 (3) Based on a fully diluted share count of 1,073.5 million shares as of 7/18/2008. DCF assumes a 9.0% WACC, a 0.0% perpetuity growth rate and a tax rate 3 of 30.0%

Discussion Materials

Genentech Valuation Matrix

($ in millions except per share data)

	Share Price	Prem / (Disc) to Current[1]	Prem / (Disc) to 1 Week	Prem / (Disc) to 1 Month	Prem / (Disc) to 52 Wk High	Prem / (Disc) to All Time High	Squeeze-Out Purchase Price[3]	FD Equity Value[2]	Enterprise Value[4]	Enterprise Value / Revenue LTM	Enterprise Value / Revenue 2008E	Enterprise Value / Revenue 2009E	Enterprise Value / EBITDA 2008E	Enterprise Value / EBITDA 2009E	Price / Earnings 2008E	Price / Earnings 2009E	2008E PEG
	Statistic	*$81.82*	*$75.39*	*$74.76*	*$82.50*	*$100.20*			*Milos Statistic*	*$11,944.0*	*$13,150.7*	*$14,249.6*	*$5,612.6*	*$5,990.6*	*$3,675.9*	*$4,160.9*	*19.2%*
	$78.00	(4.7%)	3.5%	4.3%	(5.5%)	(22.2%)	$37,746.4	$83,547.2	$81,517.2	6.8x	6.2x	5.7x	14.5x	13.6x	22.7x	20.1x	1.2x
	$80.00	(2.2%)	6.1%	7.0%	(3.0%)	(20.2%)	$38,815.8	$85,791.0	$83,761.0	7.0x	6.4x	5.9x	14.9x	14.0x	23.3x	20.6x	1.2x
Unaffected Price[1]	$81.82	0.0%	8.5%	9.4%	(0.8%)	(18.3%)	$39,789.0	$87,832.8	$85,802.8	7.2x	6.5x	6.0x	15.3x	14.3x	23.9x	21.1x	1.2x
	$82.50	0.8%	9.4%	10.4%	0.0%	(17.7%)	$40,152.6	$88,595.7	$86,565.7	7.2x	6.6x	6.1x	15.4x	14.5x	24.1x	21.3x	1.3x
	$85.00	3.9%	12.7%	13.7%	3.0%	(15.2%)	$41,489.3	$91,400.4	$89,370.4	7.5x	6.8x	6.3x	15.9x	14.9x	24.9x	22.0x	1.3x
	$87.00	6.3%	15.4%	16.4%	5.5%	(13.2%)	$42,576.2	$93,661.7	$91,631.7	7.7x	7.0x	6.4x	16.3x	15.3x	25.5x	22.5x	1.3x
	$88.00	7.6%	16.7%	17.7%	6.7%	(12.2%)	$43,127.9	$94,800.6	$92,770.6	7.8x	7.1x	6.5x	16.5x	15.5x	25.8x	22.8x	1.3x
	$89.00	8.8%	18.1%	19.0%	7.9%	(11.2%)	$43,679.6	$95,939.5	$93,909.5	7.9x	7.1x	6.6x	16.7x	15.7x	26.1x	23.1x	1.4x
	$90.00	10.0%	19.4%	20.4%	9.1%	(10.2%)	$44,231.3	$97,078.4	$95,048.4	8.0x	7.2x	6.7x	16.9x	15.9x	26.4x	23.3x	1.4x
	$92.00	12.4%	22.0%	23.1%	11.5%	(8.2%)	$45,334.8	$99,356.2	$97,326.2	8.1x	7.4x	6.8x	17.3x	16.2x	27.0x	23.9x	1.4x
	$94.00	14.9%	24.7%	25.7%	13.9%	(6.2%)	$46,438.2	$101,634.0	$99,604.0	8.3x	7.6x	7.0x	17.7x	16.6x	27.6x	24.4x	1.4x
	$96.00	17.3%	27.3%	28.4%	16.4%	(4.2%)	$47,541.6	$103,911.7	$101,881.7	8.5x	7.7x	7.1x	18.2x	17.0x	28.3x	25.0x	1.5x
	$98.00	19.8%	30.0%	31.1%	18.8%	(2.2%)	$48,645.0	$106,189.5	$104,159.5	8.7x	7.9x	7.3x	18.6x	17.4x	28.9x	25.5x	1.5x
	$100.00	22.2%	32.6%	33.8%	21.2%	(0.2%)	$49,748.4	$108,467.3	$106,437.3	8.9x	8.1x	7.5x	19.0x	17.8x	29.5x	26.1x	1.5x
	$100.20	22.5%	32.9%	34.0%	21.5%	0.0%	$49,858.7	$108,695.1	$106,665.1	8.9x	8.1x	7.5x	19.0x	17.8x	29.6x	26.1x	1.5x

52-Week High | Offer | All-Time High | Minority Squeeze-Outs Premium Median[5] | Consensus Analyst Price Targets | Discounted Cash Flow

Source: Company Filings as of 7/18/2008, FactSet
(1) Unaffected price as of 7/18/2008
(2) Assumes 587.2 million shares are currently held by Roche
(3) Based on 1,050.9 million shares outstanding and 88 million options outstanding at a weighted average exercise price of $61.61, as per Genentech's 10-Q for the period ending 3/31/2008
(4) Based on $4,505 million in cash and cash equivalents and $2,475 million in total debt as disclosed in 7/14/2008 Q2 2008 earnings press release
(5) Median of one day, week, month, 52-week high and all-time high premiums. Minority squeeze-outs include completed and pending deals with deal values greater than $1 billion since 2003 in which the acquiror owned over 50% of the outstanding shares prior to the transaction and sought 25%-50% of the outstanding shares through the acquisition

Greenhill

4

Discussion Materials Squeeze-Out Analysis Minority Squeeze Outs(1) ($ in millions, except per share data) Date % Offer Deal Final Premium All-Time Ann’d Target Name Acquiror Name Sought Price ($) Value 1 Day 1 Week 1 Month 52W High High 11/9/07(2) Cosmote Telecommunications Hellenic Telecommunications 32.2% $ 38.46 $ 4,142.4 9.4% 11.2% 6.4% 5.0% 5.0% 10/2/07 Nikko Cordial Corp Citigroup Japan Holdings Ltd 32.0% 13.88 4,026.0 11.2% 14.1% 7.6% (9.1%) (74.3%) 5/24/07 Codan A/S RSA Overseas Holdings BV 24.7% 109.01 1,155.7 15.2% 15.2% 13.1% 9.0% 9.0% 11/20/06 TD Banknorth Inc Toronto-Dominion Bank 43.0% 32.33 3,200.0 6.5% 8.4% 9.1% 3.2% (56.7%) 10/23/06 Shell Canada Royal Dutch Shell 22.0% 39.92 7,717.2 37.2% 37.9% 45.4% (4.1%) (4.1%) 8/29/06 Mitsubishi UFJ Securities Co Mitsubishi UFJ Financial Group 38.8% 13.78 3,879.8 11.9% 6.2% 26.9% (16.3%) (49.9%) 8/21/06(2) Burns Philp & Co Ltd Rank Group Ltd 42.4% 0.84 1,008.3 15.8% 16.4% 15.8% (5.6%) (78.0%) 9/11/05 RAS Allianz AG 44.6% 24.64 7,375.8 12.3% 18.3% 16.9% 8.9% 8.9% 9/1/05 7-Eleven Inc IYG Holding Co 27.3% 37.50 1,186.4 32.3% 31.0% 9.6% 7.9% (1.6%) 8/9/05 Electrabel SA Suez SA 49.9% 506.36 13,832.3 5.2% 9.0% 14.0% 5.2% (1.3%) 4/26/05 Mitsubishi Pharma Corp Mitsubishi Chemical Corp 41.1% 10.04 1,889.3 3.5% 5.2% (3.3%) (20.2%) (38.5%) 3/9/05 Falconbridge Ltd Noranda Inc 41.5% 32.73 2,457.1 0.9% 13.2% 19.7% 0.9% 0.9% 2/11/05 AS Hansabank FoereningsSparbanken AB 40.3% 17.37 2,235.4 28.4% 29.8% 37.1% 28.1% 28.1% 1/17/05(2) Unitedglobalcom Liberty Media 47.0% 9.58 3,566.1 18.3% 27.9% 25.6% (9.6%) (91.6%) 1/10/05 Fox Entertainment News Corp 17.9% 34.27 5,978.0 9.8% 9.4% 13.1% 6.5% 0.8% (2) 12/7/04 Telecom Italia Mobile SpA Telecom Italia SpA 30.2% 7.53 19,183.7 12.4% 15.9% 22.0% 12.4% (63.3%) 10/9/04 T-Online International AG Deutsche Telekom AG 26.1% 11.16 3,561.9 0.0% 1.4% 6.5% (24.8%) (80.5%) 8/2/04 Cox Communications Cox Enterprises Inc 39.5% 34.75 8,312.1 26.0% 24.6% 25.2% (5.4%) (38.8%) 2/2/04 Grupo Financiero Banco Bilbao Vizcaya Argentaria 40.6% 1.09 4,120.3 13.7% 12.9% 23.6% 9.7% 9.7% 10/6/03 UGC Europe Inc UGC Holdings Inc 33.3% 78.35 1,302.2 45.7% 45.3% 31.1% 29.5% 29.5% 3/12/03 Telecom Italia SpA Ing C Olivetti & Co SpA 45.1% 8.83 31,852.1 36.0% 28.0% 17.1% (18.6%) (59.2%) Mean 16.8% 18.2% 18.2% 0.6% (26.0%) Median 12.4% 15.2% 16.9% 3.2% (4.1%) High 45.7% 45.3% 45.4% 29.5% 29.5% Low 0.0% 1.4% (3.3%) (24.8%) (91.6%) 7/21/08 Genentech Roche 44.1% $ 89.00 $ 43,679.6 8.8% 18.1% 19.0% 7.9% (11.2%) Source: Thomson Financial, Capital IQ (1) Includes all completed and pending deals with deal values greater than $1 billion since 2003 in which the acquiror owned more than 50% of the outstanding shares prior to the transaction and sought 25-50% of the outstanding shares through the acquisition. Excludes 8 squeeze-outs effectuated as part of a broader change of control transaction (2) Implied premiums are calculated assuming “unaffected” dates prior to the squeeze-out transaction announcement date, based on pre-announcement 5 news reports speculating about a possible sale transaction

Discussion Materials Comparable Companies Trading Statistics ($ in millions, except per share data) Discount FD Long Enterprise Value / Price From 52 Equity Enterprise Term Revenue EBITDA Price / Earnings PEG Company 7/18/2008 Wk. High Value Value Growth 2008E 2009E 2008E 2009E 2008E 2009E 2008E 2009E Gilead Sciences $ 49.53 (13.0%) $ 48,988 $ 48,194 24.7% 9.3x 7.8x 18.3x 16.2x 25.4x 22.1x 1.0x 0.9x Amgen 52.56 (11.0%) 57,222 59,752 10.5% 4.1x 4.0x 9.5x 9.3x 12.6x 12.1x 1.2x 1.2x Celgene 70.85 (6.1%) 33,163 31,137 36.8% 13.8x 10.6x 38.8x 25.1x 48.7x 30.0x 1.3x 0.8x Biogen Idec 64.65 (23.7%) 18,942 19,169 13.2% 4.9x 4.4x 12.0x 11.3x 18.6x 16.4x 1.4x 1.2x Genzyme 78.23 (4.7%) 21,570 21,416 18.6% 4.7x 4.1x 12.0x n.a. 19.9x 16.5x 1.1x 0.9x Cephalon 73.05 (12.3%) 6,831 5,982 16.8% 3.2x 2.8x 9.7x 8.3x 19.6x 15.8x 1.2x 0.9x All Comparables: Mean 20.1% 6.7x 5.6x 16.7x 14.0x 24.1x 18.8x 1.2x 1.0x Median 17.7% 4.8x 4.3x 12.0x 11.3x 19.7x 16.5x 1.2x 0.9x (1) Core Comparables: Mean 13.5% 4.1x 3.7x 10.4x 9.6x 16.9x 14.8x 1.3x 1.1x Median 13.2% 4.1x 4.0x 9.7x 9.3x 18.6x 15.8x 1.2x 1.2x (2) Genentech (Actual) $ 81.82 (0.8%) $ 87,833 $ 85,803 19.2% 6.5x 6.0x 15.3x 14.3x 23.9x 21.1x 1.2x 1.1x (2) Genentech (Roche Offer) $ 89.00 7.9% $ 95,939 $ 93,909 19.2% 7.1x 6.6x 16.7x 15.7x 26.1x 23.1x 1.4x 1.2x Source: FactSet, Capital IQ, IBES, Company Filings as of 7/18/2008 (1) Core comparables represent publicly traded pharmaceutical companies with significant oncology and immunology businesses (2) Based on 1,050.9 million shares outstanding and 88 million options outstanding at a weighted average exercise price of $61.61, as per Genentech’s 10-Q 6 for the period ending 3/31/2008

Discussion Materials Comparable Companies Operating Statistics ($ in millions, except per share data) Enterprise Revenue Revenue Growth EBITDA Margin Net Margin Company Value 2008E 2009E 2008E 2009E 2008E 2009E 2008E 2009E Gilead Sciences $48,194 $5,208 $6,152 23.1% 18.1% 50.7% 48.3% 37.1% 36.1% Amgen 59,752 14,421 14,906 (2.4%) 3.4% 43.5% 43.2% 31.4% 31.8% Celgene 31,137 2,252 2,949 34.6% 30.9% 35.6% 42.2% 30.3% 37.6% Biogen Idec 19,169 3,912 4,322 23.3% 10.5% 40.8% 39.3% 26.0% 26.8% Genzyme 21,416 4,583 5,202 20.2% 13.5% 38.8% n.a. 23.7% 25.1% Cephalon 5,982 1,895 2,132 6.9% 12.5% 32.4% 33.8% 18.4% 20.2% Mean 17.6% 14.8% 40.3% 41.3% 27.8% 29.6% All Comparables: Median 21.6% 13.0% 39.8% 42.2% 28.1% 29.3% (1) Mean 9.3% 8.8% 38.9% 38.8% 25.3% 26.2% Core Comparables: Median 6.9% 10.5% 40.8% 39.3% 26.0% 26.8% Genentech $85,803 $13,151 $14,250 12.2% 8.4% 42.7% 42.0% 28.0% 29.2% Source: FactSet, Capital IQ, IBES, Company Filings as of 7/18/2008 7 (1) Core comparables represent publicly traded pharmaceutical companies with significant oncology and immunology businesses

Discussion Materials Analyst Price Targets As of 7/18/2008 Analyst Price Targets as of 7/18/2008 12-month Trading Consensus Price Target: 7/18/08 Share Price $84.89 Wachovia Lehman Brothers Natixis Jefferies Thomas Weisel Credit Suisse Ferris Baker Watts Janney M ontgomery Scott BM O Capital M errill Lynch RBC Deutsche Bank Sanford Bernstein Robert Baird & Co Goldman Sachs Oppenheimer Lazard Rodman & Renshaw Citi UBS Piper Jaffray M organ Stanley Banc of America JP M organ $ per share $65.00 $75.00 $85.00 $95.00 $105.00 8 Source: Bloomberg, Capital IQ, Analyst research

Discussion Materials Discounted Cash Flow Analysis Genentech Long Range Business Plan Discounted Cash Flow Analysis ($ in millions) 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 TV EBITDA $6,215.0 $6,704.0 $7,344.0 $8,182.0 $9,191.0 $9,763.0 $10,388.0 $10,465.0 $11,664.0 $13,072.0 Less: Depreciation and Amortization(1) (577.0) (536.0) (580.0) (597.0) (609.0) (625.0) (625.0) (627.0) (656.0) (671.0) EBIT $5,638.0 $6,168.0 $6,764.0 $7,585.0 $8,582.0 $9,138.0 $9,763.0 $9,838.0 $11,008.0 $12,401.0 Less: Taxes @ 35.0% (1,973.3) (2,158.8) (2,367.4) (2,654.8) (3,003.7) (3,198.3) (3,417.1) (3,443.3) (3,852.8) (4,340.4) Unlevered Net Income $3,664.7 $4,009.2 $4,396.6 $4,930.3 $5,578.3 $5,939.7 $6,346.0 $6,394.7 $7,155.2 $8,060.7 Plus: Depreciation and Amortization(1) 577.0 536.0 580.0 597.0 609.0 625.0 625.0 627.0 656.0 671.0 Less: (Increase) / Decrease in Net Working Capital(2) (457.0) (562.0) (242.0) (313.0) (248.0) (88.0) (270.0) (77.0) (128.0) (41.0) Less: Capital Expenditures(3) (672.0) (614.0) (627.0) (717.0) (723.0) (747.0) (740.0) (740.0) (743.0) (831.0) Plus: Charge for Equity-Settled Equity Compensation(4) 369.0 345.0 347.0 343.0 367.0 385.0 405.0 425.0 446.0 468.0 Less: Cash Outflow for Equity-Settled Equity Compensation(4) (1,936.0) (495.0) (431.0) (525.0) (570.0) (628.0) (708.0) (767.0) (822.0) (886.0) Operating Free Cash Flow $1,545.7 $3,219.2 $4,023.6 $4,315.3 $5,013.3 $5,486.7 $5,658.0 $5,862.7 $6,564.2 $7,441.7 $108,435.5 Portion of the Year 100.0% 100.0% 100.0% 100.0% 100.0% 100.0% 100.0% 100.0% 100.0% 100.0% 100.0% Discount Period 0.50 1.50 2.50 3.50 4.50 5.50 6.50 7.50 8.50 9.50 10.00 Discount Factor 0.958 0.879 0.806 0.740 0.679 0.623 0.571 0.524 0.481 0.441 0.422 Present Value of Cash Flows @ 9.0% Discount Rate $1,480.5 $2,828.8 $3,243.8 $3,191.6 $3,401.8 $3,415.6 $3,231.4 $3,071.8 $3,155.4 $3,281.8 $45,804.3 Sum of Present Value of Cash Flows $30,302.6 Present Value of Terminal Value 45,804.3 Genentech Enterprise Value $76,106.9 Net Debt(5) (2,030.0) Genentech Equity Value $78,136.9 Fully Diluted Shares Outstanding(6) 1,073.5 Value per Share $72.79 Perpetuity Growth Rate 2.0% 2.5% 3.0% Equity Value $78,137 $81,902 $86,295 Value per Share(6) $72.79 $76.30 $80.39 Source: Genentech Long Range Business Plan, received June 2008 Note: Assumes 35.0% tax rate, 9.0% discount rate, 2.0% terminal perpetuity growth rate, valuation date as of 12/31/2008 and midpoint convention (1) Includes depreciation of PP&E, amortization of intangible assets and impairment of intangible assets (2) As per Genentech’s free cash flow calculation. Includes (increase) / decrease in other long-term assets and liabilities (3) Includes the purchase of PP&E and the purchase of intangible assets (4) As per Genentech’s free cash flow calculation (5) Based on $4,505 million in cash and cash equivalents and $2,475 million in total debt as disclosed in 7/14/2008 Q2 2008 earnings press release 9 (6) Based on 1,050.9 million basic shares outstanding and 88 million options outstanding at a weighted average exercise price of $61.61